Exhibit 99.2

Remarks of Bernard P. Aldrich Rimage Corporation 2nd Quarter/FYE 2006 Conference Call

•	Good morning and thanks for taking the time to participate in our second quarter earnings conference call.

•	Joining me today is Rob Wolf, our chief financial officer, who will review our recent operating results in some detail.

•	Also with us are Manny Almeida, our chief operating officer, and Dave Suden, Rimage’s chief technology officer.

•	We will be pleased to take your questions at the conclusion of our opening remarks.

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Since Regulation FD prohibits us from providing any guidance or other forward-looking statements unless they are simultaneously released to the public, we have provided financial guidance for the third quarter of 2006 in this morning’s earnings release.

•	It is important to understand that this guidance is subject to a number of risks that could affect our anticipated performance.

•	These risks are set forth in our filings with the Securities and Exchange Commission, which we urge you to review.

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Turning now to the subject of this conference call, our second quarter revenues rose 14% to $25.3 million from the year-earlier period, which exceeded our previously issued guidance for this period by approximately $1 million.

•	Second quarter earnings came to $3,384,000 or $0.33 per diluted share, an increase of 48% from $2,288,000 or $0.22 per diluted share in the second quarter of 2005.

•	This was well above our previously forecasted second quarter earnings of $0.18 to $0.23 per diluted share.

•	It also should be noted that our second quarter earnings included stock compensation expense of $350,000 which was consistent with our previously issued guidance for this period.

•	During the second quarter, we continued selling into a broad range of markets, and medical imaging applications made another strong contribution to our sales growth.

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However, our second quarter operating results particularly benefited from strong sales of our mission-critical Producer CD/DVD publishing systems for retail applications, including digital photography and video-on-demand.

•	Due to the shift in our second quarter sales mix toward our higher-margin Producer line, our gross margin strengthened to 46% from 43% in this year’s first quarter.

•	The material strengthening of our gross margin was the primary driver behind our strong second quarter earnings growth on both a year-over-year and sequential quarterly basis.

•	We believe this gives you some idea of the potential impact on Rimage’s profitability as our Producer-related retail business continues to grow over the next few years.

•	On a sequential quarterly basis, this year’s second quarter earnings also benefited from a drop in SG&A expense of more than $1 million from the first quarter level.

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In this year’s first quarter, we incurred approximately $1.2 million of expense that represented the final payment to the international consulting group that conducted our previously-discussed long-range strategic study.

•	Since we incurred no further consulting-related expense in the second quarter, our SG&A expense returned to more normalized levels.

•	We believe the momentum of our wide-ranging retail initiatives is building steadily, and it is doing so for two reasons.

•	First, many consumer activities are converging at the retail level.

•	Today, these include the in-store publishing of photos, music, video, software and business documents on CDs and DVDs on a customized, on-demand basis.

•	The digital world of customized, on-demand publishing based on optical technology is real, and we believe it is expanding at an accelerating rate.

•	And second, due to the quality of our products and worldwide customer support, we believe Rimage is strongly positioned to capitalize upon this major opportunity.

•	For example, in this year’s first quarter, we introduced our next-generation line of disc publishing systems, the Producer III series.

•	These units offer improved software features, resulting in higher production throughput and greater operator convenience.

•	These and other key benefits make the Producer III extremely well suited for retail applications.

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Our systems are currently installed in over 1,000 retail locations, and several major national retailers are currently field testing our Producer publishing systems for photography, music, video and software publishing applications.

•	We believe some of these field tests could ultimately result in national rollouts.

•	As we have stressed in the past, our retail-related sales will probably continue to fluctuate between quarters, due to the uneven rollout rates of our customers.

•	The current quarter is a prime example of this pattern, because we recorded minimal retail hardware sales in this year’s first quarter.

•	Since it is the positive long-term trend that really counts, the fluctuating nature of this business does not alter or diminish in any way the fundamental, ongoing vitality of our retail opportunity.

•	It is encouraging to realize that our strong earnings were realized despite the significant investment that we are currently making in a new enterprise resource planning system.

•	As previously reported, we have started implementing this system in order to strengthen our ability to manage Rimage’s anticipated future growth.

•	Due to the growth and increased complexity of our business operations, a new system is absolutely required and implementation is proceeding on schedule toward a U.S. conversion this fall.

•	We expect to invest more than $4.0 million in this initiative during 2006, of which approximately $2.0 million will be capitalized.

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Turning to the guidance contained in this morning’s release, we are forecasting earnings of $0.24 to $0.28 per diluted share on revenues of $23 to $25 million for the third quarter of 2006 ending September 30.

•	This earnings guidance includes estimated stock compensation expense of $550,000 to $750,000 on a pre-tax basis.

•	To put our guidance into perspective, we reported exceptionally strong results in the third quarter of 2005, when we posted earnings of $0.39 per diluted share on revenues of $28 million.

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Our strong sales and record quarterly earnings in last year’s third quarter were driven by retail-related hardware shipments of approximately $6 million, which, again, serves as a reminder of the lumpy nature of this portion of our business.

•	In closing, I want to say that we are optimistic about Rimage’s prospects for 2006.

•	Our targeted markets remain robust and we feel we are strongly positioned to capitalize upon a range of highly attractive growth opportunities.

•	Thank you. Now, Rob Wolf will review our second quarter results in some detail.

Remarks of Robert M. Wolf Rimage Corporation 2nd Quarter/FYE 2006 Conference Call

•	Thanks, Bernie

•	Since our top line growth has already been covered in some detail, I will run through only a few highlights about our second quarter sales.

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Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, increased 20% in the second quarter of 2006 and accounted for 45% of sales, compared to 42% in the second quarter of 2005.

•	The growth of consumable supplies has been generated by the continued expansion of our worldwide installed base of CD/DVD publishing systems and our strategic emphasis on this portion of our business.

•	International sales increased 11% in the second quarter and accounted for 34% of total sales during the second quarters of both 2006 and 2005.

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European sales continued to generate the majority of our international business, but sales in Asia made a growing contribution in the second quarter, reflecting intensified sales efforts in these regions.

•	Currency effects had a minimal impact on worldwide sales in this year’s second quarter.

•	As Bernie mentioned earlier, Rimage’s gross margin strengthened to 46% from 43% in this year’s first quarter, due to the shift in our second quarter sales mix toward our higher-margin Producer line.

•	The increase in our gross margin was the primary driver behind our strong second quarter earnings growth, and we expect our third quarter gross margin to remain in the mid-40% range.

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Moving down the P&L, R&D expense of $1.7 million was up from $1.6 million in the first quarter of 2006 and $1.5 million in last year’s second quarter, reflecting development of several important new products.

•	However, as a percentage of sales, R&D expense remained unchanged at 7% in comparison to both the first quarter and last year’s second quarter.

•	Third quarter R&D expense is forecasted to remain at or near the second quarter level.

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Selling, general and administrative expense, which included costs related to the implementation of our new enterprise resource planning system, declined to $5.0 million in the second quarter, from $6.1 million in this year’s first quarter.

•	SG&A in this year’s first quarter included the final $1.2 million payment for the previously reported strategic study that was conducted by an international consulting group.

•	The resulting sharp drop in SG&A expense between this year’s first and second quarters also contributed to our sequential quarterly earnings growth.

•	SG&A in the current quarter was up modestly from $4.8 million in last year’s second quarter.

•	As a percentage of sales, SG&A declined to 20% from 27% in the first quarter of 2006 and 22% in the second quarter of 2005.

•	We believe third quarter SG&A should increase by at least 5% over the second quarter level, due primarily to initiatives aimed at further strengthening our sales and marketing organization.

•	We believe that the majority of third quarter expenditures related to our ERP implementation will probably be capitalized.

•	Turning now to our balance sheet, cash and investments totaled $69.6 million at the end of the second quarter, up from $66.2 million at March 31, and $64.5 million at the end of 2005.

•	As you will notice on the balance sheet that accompanied this morning’s release, we have started investing a portion of our cash in longer-term securities to take advantage of higher interest rates.

•	Despite our high level of business investments, Rimage is continuing to generate significant cash flows from its internal operations.

•	Finally, stockholders’ equity rose to $84.1 million at the end of the second quarter, from $80.3 million at the end of this year’s first quarter and $76.5 million at the end of 2005.

•	That wraps up our formal remarks, and now the conference call operator will poll you for any questions.